Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
October 23, 2013	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Third Quarter, 2013:

	OMEGA FLEX, INC. (OFLX)
	Nine Months Ended September 30,		Three Months Ended September 30,

	2013	2012	2013	2012

Net Sales	$55,262,000	$45,590,000	$19,988,000	$16,786,000

Net Income	$6,826,000	$6,102,000	$2,709,000	$1,705,000

Earnings Per Share – Basic and Diluted	$0.68	$0.60	$0.27	$0.17

Weighted Average Shares – Basic and Diluted	10,091,822	10,091,822	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company had Net Sales of $55,262,000 through the first nine months of 2013, compared to $45,590,000 in 2012, increasing $9,672,000, or 21.2%.  Net Sales for the three months ended September 30, 2013, increased $3,202, 000, or 19.1% over the same quarter in 2012.

The Company’s Net Sales have been boosted by the improved residential construction market, and by gains in market share from competing products, such as black iron pipe.

The Company’s Net Income for the first nine months of 2013 was $6,826,000.  During the same period last year the Company had Net Income of $6,102,000, which was strengthened by a one-time insurance legal recovery (ILR) gain of $4,700,000, as previously disclosed.  Excluding that item (and related items such as income taxes on the ILR), the Company recognized an improvement in Net Income for the first nine months of 2013 of over 90% compared to last year.  For the quarter, Net Income exceeded last year by 58.9%.

While the third quarter of 2013 showed strong financial performance, as noted above, the Company experienced some strong non-financial results as well.  The Company announced that it had won two lightning subrogation jury verdicts during the quarter, and also unveiled a newly developed fitting, AutoSnap®, which reflects the Company’s continued commitment to innovation.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.